Exhibit 16.1     Letter of M.R. Weiser & Co. LLP

M.R. WEISER & CO. LLP
Certified Public Accountants and Consultants
135 West 50th Street
New York, NY 10020-1299
Tel 212-812-7000
Fax 212-375-6888

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read and agree with the comments in Item 4 of Form 8-K of U.S. Wireless Data, Inc. dated October 15, 2001.

Very truly yours,

/s/ M.R. Weiser & Co. LLP
M.R. Weiser & Co. LLP

October 15, 2001